Exhibit
10.1 Letter between Gerald C. Prial, Vice President - Sales and Eastern Operations and Redhook Ale Brewery, Incorporated


July 13, 2005


Gerald C. Prial
Vice President - Sales & Eastern Operations
Redhook Ale Brewery, Inc.
35 Corporate Drive
Pease International Tradeport
Portsmouth, NH 03801

Dear Jerry,

         The purpose of this letter is to confirm our understanding about your continued employment as the Vice President, Sales and Eastern Operations of Redhook Ale Brewery, Incorporated (the "Company").

         Your current employment agreement with the Company dated August 1, 2000 expired on July 31, 2005. We have agreed that the Company will not be entering into new employment agreements with its executive officers upon the expiration of their contracts, but that, going forward, all our executive officers will be "at-will" employees. Our mutual agreement regarding your salary, severance and other benefits, beginning December 1, 2005, is set forth below.

Compensation and Benefits
-------------------------

         You will receive a base salary of $165,375 per year, subject to review and recommended annual adjustment by the Compensation Committee and approval by the Board. In addition, you are entitled to participate in all of the Company's employee benefit programs for which you are eligible.

         You will be eligible for a yearly bonus, such bonus to be approved by the Board on the recommendation of the Compensation Committee, or as designated by the Compensation Committee to the Chief Executive Officer. We anticipate that 50% of your bonus will be discretionary, and 50% will be paid upon achieving certain targets recommended to the Compensation Committee or the Board by the Chief Executive Officer. For 2005, your target bonus will be $20,000. You will also be entitled to a monthly car allowance of $850 per month.

Severance
---------

         In the event that your employment with the Company is terminated by the Company for any reason other than "for cause", you will be entitled to severance equal to one month of base salary for each year of your service with the Company, capped at a severance payment equal to 24 months of base salary. For purposes of our agreement to pay severance, "for cause" means that you have engaged in conduct which, if you were to remain employed by the Company, would substantially and adversely impair the interests of the Company, or you have engaged in fraud, dishonesty or self-dealing relating to or arising out of your


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employment with the Company, or you have violated any criminal law relating to your employment or to the Company, or you repeatedly refuse to obey lawful directions of the Company's Board of Directors.

         This severance policy remains subject to revision at any time by the Board of Directors after six months written notice to you.

         We appreciate your continued efforts on behalf of Redhook, and look forward to having you as a member of our team for years to come.

         Sincerely,


         /s/ Paul Shipman
         ----------------
         Paul Shipman
         Chief Executive Officer

Acknowledged and Agreed:

/s/ Gerald C. Prial
-------------------
Gerald C. Prial
December 6, 2005

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